EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  February 11, 2004

SKYWEST ANNOUNCES FOURTH QUARTER 2003 AND YTD EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $237.5 million, a 14.1% increase, for the fourth quarter of 2003, compared to $208.2 million for the fourth quarter of 2002.  The Company also reported net income of $17.5 million for the quarter ended December 31, 2003, or $0.30 per diluted share, compared to $17.8 million of net income or $0.31 per diluted share for the same period last year.  SkyWest, Inc. also reported operating revenues of $888.0 million, a 14.7% increase, for the year ended December 31, 2003, compared to $774.4 million for the year ended December 31, 2002.  The Company also reported net income of $66.8 million for the year ended December 31, 2003, or $1.15 per diluted share, compared to $86.8 million of net income or $1.51 per diluted share for the same period last year (inclusive of a cumulative effect of change in accounting principle of $8.6 million or $0.15 per diluted share). The items of most significance affecting the fourth quarter of 2003 are outlined below:

Total operating revenues for the fourth quarter of 2003 increased primarily as a result of a 33.7% increase in available seat miles (ASMs) offset by a 17.8% reduction in yield per revenue passenger mile.  The 17.8% reduction in yield per revenue passenger mile resulted principally from flying a greater percentage of regional jet aircraft than in the prior period and a reduction of the rates in the contract flying arrangements with the Company’s major partners.  Operating revenues for the fourth quarter of 2003 were also positively affected by the Company’s achievement of a 99.5% controllable completion factor and an actual completion factor of 99.2% of scheduled flights.

Total operating expenses per ASM  for the fourth quarter of 2003, excluding fuel charges of $40.2 million or $0.025 per ASM, (which are primarily reimbursable by the Company’s major partners), decreased  approximately 16.3% to $0.105 from $0.125 from the same quarter of 2002, primarily as a result of the cost reduction initiatives implemented by the Company during 2003.  Additionally, the decrease was due to the addition of 39 new regional jet aircraft since December 31, 2002 and the timing of maintenance events related to these aircraft.

Total available seat miles for the fourth quarter of 2003 increased 33.7% from the fourth quarter of 2002 primarily as a result of the Company increasing its fleet size to 185 aircraft as of December 31, 2003, from 149 aircraft as of December 31, 2002.  During the quarter, the Company took delivery of 8 new regional jet aircraft.  At the end of December 31, 2003, the Company’s fleet consisted of 109 regional jets (56 Delta and 53 United) and 76 EMB-120 aircraft (52 United, 15 Delta and 9 Continental).  During the fourth quarter of 2003, the Company generated 1.6 billion ASMs.

On September 15, 2003, the Company announced the completion of a firm order for 30, 70-seat Bombardier regional jets for the United Express operations.  The Company began taking delivery of these aircraft in January 2004 and deliveries will continue through May 2005.

On February 10, 2004, the Company also announced the completion of a firm order for 12 additional Bombardier regional jet aircraft.  The order consists of 10, 50-seat aircraft and two 70-seat aircraft.  As a result of its firm orders for aircraft, the Company anticipates that it will take delivery of 17, 70-seat aircraft and 10, 50-seat aircraft during calendar 2004.  Management also currently anticipates that due to these projected deliveries during 2004, the Company’s ASMs will increase by approximately 28% from the 2003 production to approximately 7.5 billion.  Additionally, the Company has lease financing commitments for all aircraft to be delivered during calendar 2004.

At  December 31, 2003, the Company had approximately $480.4 million in cash and marketable securities compared to $425.4 million as of December 31, 2002.  During the quarter, the Company took delivery of eight new 50-seat regional jet aircraft from Bombardier and has acquired a total of 39 regional jet aircraft since January 1, 2003.  The Company completed financing transactions, previously and during the quarter, wherein the Company has entered into 15 permanent long-term third party US Leveraged Leases and 24 long-term debt arrangements for all of the aircraft delivered since the beginning of the current calendar year.  Consistent with these transactions, the Company’s long-term debt increased to $462.8 million as of December 31, 2003, compared to $125.4 million at December 31, 2002.  The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these obligations is approximately $1.1 billion as of December 31, 2003 and $0.9 billion as of December 31, 2002.

Under the Company’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that the Company records as revenue.  However, consistent with the change to a time and material maintenance policy, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company records maintenance expense on its regional jet aircraft engines as the maintenance event occurs. As a result, during the fourth quarter of 2003, the Company has collected and recorded as revenue $4.9 million (pretax) under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

The Company was ranked as the number one on-time domestic airline, for calendar 2003, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

Previously, Delta Air Lines announced a fleet rationalization plan for Salt Lake City, Utah and Dallas, Texas.  As part of this fleet restructuring in January and February 2004, SkyWest relocated 10, 50-seat regional jets from Dallas to Salt Lake City to accommodate the rationalization. As a result, SkyWest operates 10, 50-seat regional jets in Dallas and 46, 50-seat regional jets in Salt Lake City.  The Company is also in the process of completing rate negotiations with Delta Connection, Inc. in establishing its 2004 contract flying rates.  The Company currently anticipates completion of these rate negotiations in the first quarter of 2004.

Statements in this press release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this press release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: developments associated with the bankruptcy proceedings involving United Airlines, Inc.; potential consolidation of existing regional carriers; ongoing negotiations between SkyWest and its major partners regarding their code-sharing arrangements; ability to finance aircraft acquisitions; variations in market and economic conditions; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from SkyWest’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including SkyWest’s Annual Report on Form 10-K.

SkyWest Airlines, Inc. is the nation’s largest independently owned  regional carrier and carried 10.74 million passengers in 2003. SkyWest operates as United Express, Delta Connection and Continental Connection carriers under marketing agreements with United Airlines, Delta Air Lines, and Continental Airlines respectively.  System-wide, SkyWest has approximately 6,000 employees and serves a total of 105 cities in 27 states and three Canadian provinces with more than 1,200 daily departures.

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SKYWEST, INC.

Unaudited Financial and Operating Highlights

	Three Months Ended December 31,			Year Ended December 31,
	2003	2002	% Change	2003	2002	% Change

Financial Highlights
Operating revenues	$237,480	$208,155	14.1	$888,026	$774,447	14.7
Operating expenses	208,634	178,350	17.0	779,546	654,892	19.0
Operating income	28,846	29,805	(3.2)	108,480	119,555	(9.3)
Other income, net	(218)	(643)	(66.1)	1,007	8,772	(88.5)
Income before income taxes	28,628	29,162	(1.8)	109,487	128,327	(14.7)
Income before cumulative effect of change inaccounting principle, net of taxes	17,463	17,786	(1.8)	66,787	78,277	(14.7)
Cumulative effect of change in accounting principle, net	—	—	—	—	8,589	(100.0)
Net income	$17,463	$17,786	(1.8)	$66,787	$86,866	(23.1)

Basic earnings per share:
Income before cumulative effect of change In accounting principle	$0.30	$0.31		$1.16	$1.37
Cumulative effect of change in accounting principle, net of tax	—	—		—	0.15
Basic earnings per share	$0.30	$0.31		$1.16	$1.52
Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$0.30	$0.31		$1.15	$1.36
Cumulative effect of change in accounting principle, net of tax	—	—		—	0.15
Diluted earnings per share	$0.30	$0.31		$1.15	$1.51
Weighted average common shares:
Basic	57,853	57,436		57,745	57,229
Diluted	58,397	57,518		58,127	57,551

	Three Months Ended December 31,			Year Ended December 31,
	2003	2002	% Change	2003	2002	% Change

Operating Highlights
Passengers carried	2,985,715	2,254,034	32.5	10,738,691	8,388,935	28.0
Revenue passenger miles (000)	1,186,251	853,702	39.0	4,222,669	2,990,753	41.2
Available seat miles (000)	1,631,458	1,220,134	33.7	5,875,029	4,356,053	34.9
Passenger load factor	72.7%	70.0%	2.7 pts	71.9%	68.7%	3.2 pts
Passenger breakeven load factor	64.7%	61.1%	3.6 pts	63.9%	58.4%	5.5 pts
Yield per revenue passenger mile	$0.199	$0.242	(17.8)	$0.209	$0.257	(18.7)
Revenue per available seat mile	$0.146	$0.170	(14.1)	$0.151	$0.178	(15.2)
Cost per available seat mile	$0.130	$0.149	(12.8)	$0.134	$0.151	(11.3)
Fuel cost per available seat mile	$0.025	$0.024	4.2	$0.025	$0.023	8.7
Average passenger trip length	397	379	4.7	393	356	10.4

SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Operating revenues:
Passenger	$235,772	$206,919	$882,062	$769,427
Freight and other	1,708	1,236	5,964	5,020
	237,480	208,155	888,026	774,447
Operating expenses:
Flying operations	110,732	89,871	417,801	330,198
Customer service	37,216	30,350	139,125	123,453
Maintenance	25,951	22,841	83,829	82,786
Depreciation and amortization	19,905	16,301	74,419	57,535
General and administrative	13,410	13,995	50,800	45,487
Promotion and sales	1,420	4,992	13,572	16,871
US Government airline assistance	—	—	—	(1,438)
	208,634	178,350	779,546	654,892
Operating income	28,846	29,805	108,480	119,555
Other income (expense):
Interest income	2,155	2,716	10,492	12,383
Interest expense	(2,779)	(3,359)	(9,891)	(3,611)
Gain on sale of property and equipment	406	—	406	—
	(218)	(643)	1,007	8,772
Income before income taxes	28,628	29,162	109,487	128,327
Provision for income taxes	11,165	11,376	42,700	50,050
Income before cumulative effect of change in accounting principle	17,463	17,786	66,787	78,277
Cumulative effect of change in accounting principle, net of taxes of $5,492	—	—	—	8,589
Net income	$17,463	$17,886	$66,787	$86,866

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$0.30	$0.31	$1.16	$1.37
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.15
Basic earnings per share	$0.30	$0.31	$1.16	$1.52
Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$0.30	$0.31	$1.15	$1.36
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.15
Diluted earnings per share	$0.30	$0.31	$1.15	$1.51
Weighted average common shares:
Basic	57,853	57,436	57,745	57,229
Diluted	58,397	57,518	58,127	57,551

Dividends declared per share	$0.02	$0.02	$0.08	$0.08